Exhibit 99.2
August 10, 2011
Second Quarter 2011 Earnings Conference Call - Prepared Remarks

About the Prepared Remarks
The following commentrary is provided by management and should be read in conjunction with Ameresco's second quarter earnings press release. These remarks represent management's current views on the Company's financial and operational performance and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to any non-GAAP financial measures contained in these prepared remarks, a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call Wednesday, August 10, at 8:30 a.m. ET to discuss second quarter 2011 results, business outlook and strategy to be followed by questions and answers. Participants may access it by dialing domestically 888.679.8034 or internationally 617.213.4847. The passcode is 44821297. Participants are advised to dial-in at least ten minutes prior to the call to register. Those who wish to listen only to the conference call webcast may visit the "Investor Relations" section of the Company's website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about backlog, estimated future revenues, adjusted EBITDA and net income, as well as other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including demand for Ameresco's energy efficiency and renewable energy solutions; the Company's ability to arrange financing for its projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the timing of work Ameresco does on projects where it recognizes revenue on a percentage of completion basis; seasonality in construction and in demand for its products and services; a customer's decision to delay the Company's work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in Ameresco's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the U.S. Securities and Exchange Commission on March 31, 2011. In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release. Ameresco anticipates that subsequent events and developments will cause its views to change. However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of this press release.
Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA, which is a non-GAAP financial measure. For a description of this non-GAAP financial measure, including the reasons management uses this measure, please see the section at the end of these prepared remarks titled "Explanation of Non-GAAP Financial Measures". For a reconciliation of adjusted EBITDA to operating income, the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We are happy to report that we executed our plans very well to deliver strong second quarter 2011 results and very strong results for the first half of 2011.

The key drivers for the quarter were higher installation activity from energy efficiency projects and a very favorable revenue mix that shifted to our higher margin offerings within renewable energy. We expect these trends to continue for the remainder of the year. Due to strong performance during the first half of 2011 as well as current trends, we are maintaining our full year guidance.

Our achievements include the following:

•	Second quarter revenue of $165 million, an increase of 17% year-over-year.

•	Second quarter adjusted EBITDA of $17 million, an increase of 16% year-over-year.

•	Second quarter net income of $8.8 million, an increase of 15% year-over-year.

•	A 2% increase in total construction backlog versus second quarter 2010, driven by a 39% increase in awarded projects.

•	Revenue from backlog for the projects that we built out during the second quarter was $137 million, an increase of 19% year-over-year.

•	Second quarter gross additions to total construction backlog of approximately $126 million, an increase of 135% year-over-year.

Second Quarter Financial Performance
Second quarter revenue increased 17% year-over-year to $165 million. The revenue mix for energy efficiency and renewable energy was 75% and 25%, respectively. Year to date revenue grew 26% from the same period in 2010 to $312 million. Through the first half of 2011, total revenue is at 45% of the midpoint of the range for our 2011 full year revenue guidance, which is in-line with our expectations.

Second quarter revenue from energy efficiency increased 23% year-over-year to $124 million as installation activity continued to grow. Year to date revenue from energy efficiency grew 31% from the same period in 2010 to $230 million.

Second quarter revenue from renewable energy increased 3% year-over-year to $42 million. Second quarter revenue from non-installation renewable energy offerings increased 18% year-over-year. This includes strong contributions from integrated-photovoltaic products (integrated-PV), small scale infrastructure, and operations & maintenance (O&M). Installation activity within renewable energy declined as anticipated. We expect this trend to continue through the second half of 2011 and possibly into the first quarter of 2012 as some of our renewable installation projects begin nearing completion. Year to date revenue from renewable energy increased 15% to $82 million.

Total gross profit for the second quarter was $32 million, an increase of 23% year-over-year. Gross margin for the second quarter increased to 19.4% from 18.5% for the same period a year ago. Year to date gross margin increased to 19.3% from 18.0% for the same period a year ago.

Second quarter gross margin for energy efficiency and renewable energy was 17.4% and 25.5%, respectively. Gross margin for energy efficiency was in-line with our expectations. Gross margin for renewable energy increased 480 basis points due to higher margin contribution from small scale infrastructure, integrated-PV, and O&M. We expect continued margin expansion within renewable energy as revenue from our higher margin offerings continues to grow and becomes a larger portion of our overall mix.

As a percentage of revenue, operating expense for the second quarter increased to 11.4% from 10.0% in the same period a year ago. We experienced an increase in salary and benefit expense and project development costs as we continue to make investments for anticipated future growth.

As a percentage of revenue, salary and benefit expenses increased for the second quarter from 3.8% for the same period last year to 4.9% this year. We added key staff to support our development activity and growth plans, including expansions in the Northwest and Southeast regions of the United States.

Project development costs reflect our efforts to increase proposal activities and finalize awarded projects. As a percentage of revenue, project development costs for the second quarter increased from 1.4% for the same period last year to 3.2% this year.

As a percent of revenue, general, administrative and other (G&A) expenses for the second quarter were 3.2%, compared to 4.8% for the same period last year. However, during the second quarter of 2010, we experienced an unexpected customer prepayment of a long-term receivable that resulted in a $2.1 million charge to G&A expenses. When adjusting for this onetime non-cash expense, G&A expense as a percentage of revenue for second quarter 2010 would have been 3.3%.

Second quarter operating income increased 11% year-over-year to $13 million. Year to date operating income increased 49% year-over-year to $22 million.

Second quarter income before taxes increased 15% year-over-year to $12 million.

Our second quarter 2011 income tax provision used an effective tax rate of 28.6%, which is consistent with the second quarter effective tax rate a year ago. We continue to expect a full year tax rate in 2011 of less than 30% due to the benefits from renewable energy and energy efficiency tax preferences.

For the second quarter of 2011, net income was $8.8 million, compared to net income of $7.7 million in the second quarter of 2010, an increase of 15% year-over-year. Year to date net income increased 57% year-over-year to $14 million.

Second quarter net income per diluted share was $0.19, compared to $0.21 per diluted share for the second quarter of 2010. The 15% increase in net income was off-set by a 19.5% increase in weighted average diluted shares outstanding primarily related to our initial public offering in July of 2010. Weighted average diluted shares outstanding increased from 38.4 million shares to 45.9 million shares. Year to date net income per diluted share was $0.31 compared to $0.24 a year ago.

Adjusted EBITDA, which is operating income plus depreciation and non-cash, stock-based compensation totaled $17 million for the second quarter, an increase of 16% year-over-year. Adjusted EBITDA as a percentage of revenue was 10.2% for the second quarter, compared to 10.3% for the same period a year ago.

Year to date adjusted EBITDA increased 46% year-over-year to 29 million dollars. Adjusted EBITDA as a percentage of revenue was 9.2% for the first half of 2011, compared to 8.0% for the same period a year ago.

We refer you to this morning's press release and sections at the end of these prepared remarks for a discussion of adjusted EBITDA, which is a non-GAAP financial measure, and for a reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.

We generated $1.6 million in operating cash flow during the second quarter. The operating cash flow includes an adjustment required under generally accepted accounting principles (GAAP) in the amount of $3.5 million for excess tax benefits from stock-based compensation which is also reflected as a financing activity. Absent these excess tax benefits, operating cash flow would have been higher in the second quarter of 2011.

It is important to note that the first half of the year is typically an investment period for Ameresco. However, we have now generated positive operating cash flow during the second quarter of 2010 and 2011. We believe our business has reached a scale where the investment period is becoming shorter. As is typical of our seasonal patterns, operating cash flow is expected to be positive during the second half of 2011.

In the second quarter, we invested $8 million in renewable projects that we will own and operate. Year to date, we have invested approximately $15 million and continue to work towards our goal of investing $25 million to $30 million in renewable energy projects this year.

Separately, we renewed and increased our corporate credit facility, including the addition of a term loan component. The new credit facility includes a $60 million revolver and a $40 million term loan. The credit facility may also be increased by an additional $25 million. Cash flow from investing reflects having received the $40 million of the term loan during the second quarter of 2011. The senior secured credit facility represents the only senior recourse debt on the Ameresco balance sheet.

In addition to operating cash flow, we thought it would be useful to understand how we define free cash flow for internal purposes. Free cash flow is cash used or provided from operating activities minus property and equipment. This is the cash flow required to maintain our ongoing business. We do not include purchases of project assets in our calculation as that reflects an investment in an asset that could potentially generate future recurring revenue or be a source of revenue through an asset sale.

In summary, we executed very well across all of our offerings during the second quarter of 2011,

driven by installation activity from energy efficiency projects and a very favorable mix that shifted to our higher margin offerings within renewable energy.

Further Second Quarter Insights and Outlook for 2011
Revenue generated from backlog increased 19% year-over-year. Several regions made healthy contributions, such as, Canada, Northwest, Northeast and Southeast, as installation activity continued to grow.

Revenue generated from backlog represents projects that are being built out and amounted to $137 million during the second quarter. Gross additions to backlog were approximately $126 million during the second quarter, an increase of 135%. Total gross additions to backlog were mainly driven by awarded project activity within the Institutional market as well as three awarded federal projects. In short, we are executing contracts at a rate that is 19% higher than last year, while we are adding new projects at a pace that is 135% higher than last year. When using a book-to-bill ratio comparing the dollar amount of new projects year to date to revenue generated from backlog, or installation activity, year to date, our book-to-bill during the first half of 2011 is at 1.05.

Our total construction backlog increased 2% to 1.16 billion dollars during the quarter, driven by a 39% increase in awarded projects. Total construction backlog remains strong and reflects approximately 18-24 months of future installation activity.

While we are achieving great success in securing awarded projects from our proposal pipeline, we are seeing some projects stretch out in the time it takes to convert them into fully-contracted backlog. This is not overly surprising given today's heightened sense of fiscal awareness. We would like to emphasize a few points: 1) despite fiscal restraints in certain states or regions, the pipeline is still very strong and growing, up 14.3% from the first quarter; 2) we continue to win awarded projects as shown by the strong year-over-year increase during the quarter, and that trend is continuing into the third quarter; and, 3) historically, Ameresco has been able to convert over 90% of our awarded projects into fully-contracted backlog and we believe that trend will continue.

As noted above, project development costs increased during the second quarter of 2011, compared to the second quarter of 2010. These costs relate specifically to winning more new projects and converting awarded projects into fully-contracted backlog. This demonstrates that we are working diligently to achieve our strategic plans. We continue to expect an improvement in fully-contracted backlog during the second half of the year.

One of the segments where we expect to see an improvement during the second half is the Federal Group. As we have mentioned previously, changes related to enhanced competition for federal energy savings performance contracts (ESPCs) were released to all federal agencies in April. This caused a delay in converting federal proposals into awarded projects and fully-contracted backlog. The good news is that we are starting to see an increase in the level of activity, having received three awarded projects since April and we have made proposals for several more sites. We continue to expect that our development efforts will start to translate into signed contracts during the second half of this year. While we do not expect to sign a large number of federal contracts during the second half, we do expect that additional contracts from existing customers will move first.

While on the topic of federal ESPCs, we believe the demand will continue to grow. ESPCs allow federal agencies to accomplish energy savings projects and much needed infrastructure upgrades without up-front capital costs and without special congressional appropriations. Due to its budget-neutral nature, it is not considered additional federal debt. As such, we believe the program will continue to grow in popularity, especially during a time of heightened fiscal awareness.

Our higher margin offerings include small scale infrastructure, integrated-PV and O&M/ Other. Revenue from the group increased to $29 million in the second quarter, an increase of 18% year-over-year. As a result of the increase, we experienced a very favorable revenue mix that shifted to our higher margin offerings within renewable energy. We expect continued margin expansion as revenue from all of our higher margin offerings continues to grow and becomes a larger portion of the overall mix of our business.

Annuity-based revenue from renewable assets that we own, or small scale infrastructure, grew more than 20% year-over-year. We placed three renewable energy projects into operation last year and are in the process of designing, permitting and constructing seven more.

Integrated-PV grew approximately 20% year-over-year and made a very good contribution to operating income. The demand for off-grid, integrated solar photovoltaic solutions in remote locations continues to be strong.

The O&M/Other offering grew 13% year-over-year. The growth was driven primarily by an increase within O&M for renewable energy. Again, we anticipate O&M momentum to continue to build as projects, such as Maguire Air Force Base, Savannah River, and others move to the O&M phase.

In addition to the organic growth discussed, we have recently opened offices in Helena, Montana; Raleigh, North Carolina; and Orlando, Florida. Organic growth remains a focus for Ameresco as we plan to continue increasing market penetration and expanding our footprint.

To further supplement our organic growth, we will also continue to use strategic acquisitions to either expand geographically or offer additional services. One such acquisition was Applied Energy Group, Inc. (AEG) which was announced July 14, 2011.

AEG is a premier consulting company offering energy efficiency and demand side management services for utilities. This is a large and growing market wherein American utilities spent $5.4 billion in 2010, according to the Institute for Electric Efficiency (IEE). The market is expected to exceed $12 billion by 2020. AEG's position at the forefront of this large and growing market strengthens Ameresco's leadership position within energy efficiency for utilities.

We are reaffirming our 2011 guidance. We continue to expect the following:

•	Total revenues to be in the range of $690 to $705 million

•	Adjusted EBITDA to be in the range of $67 to $70 million

•	Net income to be in the range of $35 to $37 million

•	Net income per diluted share to be in the range of $0.75 to $0.79

Closing Remarks
In closing, we are very happy with our 2011 second quarter and first half results. Energy efficiency remains the most cost effective source of energy. While we believe the heightened sense of fiscal awareness caused by recent events may cause certain temporary delays, the need for budget-neutral solutions will continue to grow regardless. Energy infrastructure upgrades are not about discretionary spending, but about finding ways to satisfy a large and growing need for updating aging infrastructure. We believe budget-neutral solutions make the most economic sense, especially in today's environment.

Finally, Ameresco provides necessary solutions for financing, operating and maintaining these budget-neutral projects.

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended June 30,
	2010	2011
Operating income	$12,013,511	$13,357,563
Depreciation and impairment	1,919,581	2,849,934
Stock-based compensation	668,065	735,526
Adjusted EBITDA	$14,601,157	$16,943,023
Adjusted EBITDA margin	10.3%	10.2%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Six Months Ended June 30,
	2010	2011
Operating income	$14,576,136	$21,660,953
Depreciation and impairment	4,062,244	5,532,335
Stock-based compensation	1,107,151	1,594,576
Adjusted EBITDA	$19,745,531	$28,787,864
Adjusted EBITDA margin	8%	9.2%

Explanation of Non-GAAP Financial Measures
Ameresco defines adjusted EBITDA as operating income before depreciation and impairment expense and share-based compensation expense. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company believes adjusted EBITDA is useful to investors in evaluating its operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company's operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing Ameresco's adjusted EBITDA in different historical periods, investors can evaluate its operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.
Ameresco's management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that management does not consider indicative of our core operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of Ameresco's business strategies; and in communications with the board of directors and investors concerning Ameresco's financial performance.
The Company understands that, although measures similar to adjusted EBITDA are frequently used by investors and securities analysts in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for GAAP operating income or an analysis of Ameresco's results of operations as reported under GAAP. Some of these limitations are: adjusted EBITDA does not reflect the Company's cash expenditures or future requirements for capital expenditures or other contractual commitments; adjusted EBITDA does not reflect changes in, or cash requirements for, Ameresco's working capital needs; adjusted EBITDA does not reflect stock-based compensation expense; adjusted EBITDA does not reflect cash requirements for income taxes; adjusted EBITDA does not reflect net interest income (expense); although depreciation, amortization and impairment are non-cash charges, the assets being depreciated, amortized or impaired will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for these replacements; and other companies in Ameresco's industry may calculate adjusted EBITDA differently than it does, limiting its usefulness as a comparative measure.
To properly and prudently evaluate Ameresco's business, the Company encourages investors to review its GAAP financial statements included above, and not to rely on any single financial measure to evaluate the business. Please refer to the above reconciliation of adjusted EBITDA to operating income, the most directly comparable GAAP measure.